Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES RESIGNATION OF FREDERICK E. WOLFERT

        NEW YORK - March 14, 2007 - CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced that Frederick E. “Rick” Wolfert has resigned as Vice Chairman, Commercial Finance, effective March 23, 2007 to pursue other personal interests. As Vice Chairman, Mr. Wolfert has been responsible for leading the Company’s Trade Finance, Corporate Finance, and Transportation Finance business segments.

        Jeffrey M. Peek, CIT Chairman and CEO, said, “I want to thank Rick for his dedication to CIT over the past three years. His leadership in overseeing the successful transformation of our Commercial Finance division and his efforts in establishing a talented executive management team have played an important role in CIT’s success. We wish him the very best in his future endeavors.”

About CIT

CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has more than $74 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,300 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.cit.com

CIT
Media Relations
C. Curtis Ritter
Director of External Communications & Media Relations
212.461.7711
Curt.Ritter@CIT.com

Mary Flynn
Director of Media Relations
212.461.7860
Mary.Flynn@CIT.com

CIT
Investor Relations
Stephen Klimas
Vice President
973.535.3769
Steve.Klimas@CIT.com